Exhibit 8.1

10/F, China Pacific Insurance Plaza, 28 Fengsheng Hutong, Xicheng District, Beijing 100032, China

Tel.: +8610 5776-3888, Fax: +8610 5776-3777

北京Beijing – 上海 Shanghai – 深圳 Shenzhen – 成都 Chengdu – 香港 Hong Kong

December 3, 2018

Happiness Biotech Group Limited

4th Floor, HarbourPiace, 103 South Church Street,

P.O. Box 10240

Grand Cayman Ky1-1002, Cayman Islands

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this letter, excluding the regions of Hong Kong SAR, Macao SAR and Taiwan region). We have acted as PRC legal counsel for Happiness Biotech Group Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the proposed offer by the Company of a number of American Depositary Shares (the “ADSs”), and the Company’s proposed list of the ADSs on Nasdaq Capital Market (the “Listing”).

For the purpose of the Listing, we have been requested to issue this letter with regard to the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective as at the date hereof (the “PRC Laws”, there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect) relating to certain PRC tax matters set forth in the Company’s registration statement on Form F-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, including the prospectus that form a part of the Registration Statement (the “Prospectus”) under the caption “Taxation — People’s Republic of China Enterprise Taxation”.

Our opinion is subject to the following qualifications:

(a)	This opinion is subject to the restrictions of the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(b)	This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws.

(c)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

(d)	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

(e)	For the purpose of the Listing, we consent to the filing with the SEC of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Based on the foregoing and subject to the qualifications set out above, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Prospectus under the caption “Taxation — People’s Republic of China Enterprise Taxation” are true and accurate based on the PRC Laws and that such statements constitute our opinion.

Yours sincerely,

Tian Yuan Law Firm